Exhibit 3.32

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

W2007 ACEP FIRST MEZZANINE A GEN-PAR, L.L.C.

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of W2007 ACEP First Mezzanine A Gen-Par, L.L.C. (the “Company”), dated and effective as of  June 25, 2009 (as amended from time to time, this “Agreement”), by and among (i) Stratosphere LLC, a Delaware limited liability company (“Stratosphere LLC”), Stratosphere Gaming LLC, a Nevada limited liability company (“ Gaming LLC”), and Stratosphere Land LLC, a Delaware limited liability company (“Land LLC”), individually in their capacity as the economic members of the Company (collectively, the “Economic Members”); and (ii) Robert K. Rowell and Carolyn Danielsson individually in their capacity as the non-economic members of the Company (the “Non-Economic Members”) (the Economic Members and the Non-Economic Members, and any additional or substitute members of the Company are hereinafter each referred to as a “Member” and collectively referred to as the “Members” of the Company).

R E C I T A L S

WHEREAS, the Company was formed by W2007 ACEP Second Mezzanine A Borrower, L.P., a Delaware limited partnership (“ACEP Second”), as its sole economic member, and Robert K. Powell and Carolyn Danielsson, as its non-economic members (together with ACEP Second, the “Original Members”)pursuant to the statutes and laws of the State of Delaware relating to limited liability companies, including, without limitation, the Delaware Limited Liability Company Act (6 Del. C. Section 18-101, et seq.), as amended from time to time (the “Act”), by (i) the filing of a Certificate of Formation of the Company, dated as of February 7, 2008, in the Office of the Secretary of State of the State of Delaware on February 7, 2008 (the “Certificate of Formation”) and (ii) the execution of that certain Limited Liability Company Agreement dated of February 20, 2008 (the “Original Agreement”);

WHEREAS, the Company is the sole general partner of W2007 ACEP First Mezzanine A Borrower, L.P., a Delaware limited partnership (the “Partnership”), pursuant to the terms of the Amended and Restated Limited Partnership Agreement of the Partnership, dated and effective as of the date hereof (as amended from time to time, the “Partnership Agreement”);

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof, between W2007 ACEP Ninth Mezzanine A Gen-Par, L.L.C., a Delaware limited liability company, W2007 ACEP Eighth Mezzanine A Gen-Par, L.L.C., a Delaware limited liability company, W2007 ACEP Seventh Mezzanine A Gen-Par, L.L.C., a Delaware limited liability company, W2007 ACEP Sixth Mezzanine A

Gen-Par, L.L.C., a Delaware limited liability company, W2007 ACEP Fifth Mezzanine A Gen-Par, L.L.C., a Delaware limited liability company, W2007 ACEP Fourth Mezzanine A Gen-Par, L.L.C., a Delaware limited liability company, W2007 ACEP Third Mezzanine A Gen-Par, L.L.C., a Delaware limited liability company, W2007 ACEP Second Mezzanine A Gen-Par, L.L.C., a Delaware limited liability company, and the Company (the “Merger Agreement”), among other things, the parties to the Merger Agreement merged with and into the Company;

WHEREAS, pursuant to the Merger Agreement ACEP Second assigned, transferred and conveyed a 100% limited liability company interest in the Company to the Economic Members and the Economic Members were admitted to the Company as members and, immediately following such admissions, ACEP Second ceased to be a member of the Company; and

WHEREAS, the parties hereto now desire to amend and restate the Original Agreement in its entirety to reflect that the Economic Members, rather than ACEP Second, are now the Company’s economic members and to continue the Company as a limited liability company for the purposes and on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in order to carry out their intent as expressed above and in consideration of the mutual agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1.             Name.  The name of the Company continued hereby is W2007 ACEP First Mezzanine A Gen-Par, L.L.C.

2.             Company Purpose.  (a)  The Company is formed solely for the purpose of acquiring, financing, refinancing, holding, owning, selling, transferring, exchanging, managing and maintaining all of the general partner interests (the “General Partner Interest”) in the Partnership, acting as the general partner of the Partnership, executing and performing the obligations of the general partner under the Partnership Agreement and transacting any and all lawful business that is incident, necessary and appropriate to accomplish the foregoing.  Notwithstanding anything contained herein to the contrary, unless and until that certain loan in the original principal amount of three hundred and fifty million dollars ($350,000,000) (the “Loan”) and evidenced by that certain Loan Agreement, dated as of the date hereof (as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Loan Agreement”), among Goldman Sachs Commercial Mortgage Capital, L.P., a Delaware limited partnership (together with its successors and assigns, “Lender”), Archon Group, L.P., as administrative agent, Wells Fargo Bank, N.A., as collateral agent, and American Casino & Entertainment Properties LLC, a Delaware limited liability company, Arizona Charlie’s, LLC, a Nevada limited liability company, Fresca, LLC, a Nevada limited liability company,  Gaming LLC, Aquarius Gaming LLC, a Nevada limited liability company, the Partnership, the Company, W2007 ACEP First Mezzanine B Borrower, L.P., a Delaware limited partnership, W2007 Aquarius Propco, L.P., a Delaware limited partnership, W2007 Stratosphere Propco, L.P., a Delaware limited partnership, W2007 Stratosphere Land Propco, L.P., a Delaware limited partnership, W2007 Arizona Charlie’s Propco, L.P., a Delaware limited partnership, and W2007 Fresca Propco, L.P., a Delaware limited partnership, as borrowers, is no longer outstanding, or unless otherwise approved in writing by Lender or Administrative Agent (as directed by the Required Lenders), the Company shall not engage in any business, and it shall have no purpose, unrelated to that described in the first sentence of this Section 2(a) and shall not acquire any real property or own assets other than such assets and interests as are necessary or desirable and are not prohibited by the terms of the Loan Agreement for the Company to own in conjunction with carrying out the purposes of the Company.  Except to the extent permitted in the Loan Agreement, the Company shall not engage in any business other than the acquisition, financing, refinancing, holding, ownership, sale,  transferring, exchanging, management and maintenance of the General Partner Interest.

(b)           The Company, any Economic Member, any Manager (as defined hereinafter) or any Officer (as defined hereinafter) on behalf of the Company, are hereby authorized to execute, deliver and perform its obligations under all the organizational documents of the Partnership (any such actions taken prior to the date hereof are hereby ratified and confirmed in all respects) and to cause the Partnership to enter into, execute, deliver and perform its obligations under the agreements set forth in Exhibit A attached to the Partnership Agreement and any and all other documents, instruments, contracts, papers, certificates, guaranties, indemnities or agreements necessary, appropriate or desirable to effect, consummate or facilitate the transactions and arrangements contemplated by the Loan Agreement (including, without limitation, financing statements) (the “Loan Documents”) without any further act, vote or approval of any Person (as defined herein), notwithstanding any other provision of this Agreement to the contrary.  The foregoing authorization shall not be deemed a restriction on the power of any Economic Member or any Manager or any Officer to enter into other agreements on behalf of the Company in accordance with the terms of this Agreement and the Loan Agreement.

(c)           Authorized Persons.  Alan Kava was an “authorized person” within the meaning of the Act, for the purposes of delivering and filing the Certificate of Formation with the Secretary of State of the State of Delaware.  Each of the Economic Member, Steven Angel, Adam Brooks, Elizabeth Burban, Anthony Cacioppo, Brahm Cramer, Jerome Karr, Alan Kava, Jonathan Langer, Roy Lapidus, Josephine Scesney, Lauren Wainwright and Peter Weidman is hereby designated as an “authorized person” within the meaning of the Act and any one of such authorized persons is hereby authorized and shall execute, deliver and file any other certificates or documents (and any amendments and/or restatements thereof) on behalf of the Company, including, but not limited to, those that are necessary for the appointment and engagement of the individuals acting as the Non-Economic Members.  The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation of the Company as provided in this Agreement and under the Act.

3.             Registered Office; Registered Agent.  The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.  The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

4.             Principal Place of Business.  The principal place of business of the Company is 85 Broad Street, 10th Floor, New York, New York 10004.

5.             Members.  (a)  The names of the Economic Members of the Company are Stratosphere LLC, Stratosphere Gaming LLC and Stratosphere Land LLC.  The names of the initial Non-Economic Members of the Company are Robert K. Rowell and Carolyn Danielsson.  The Non-Economic Members shall be appointed by the Economic Members and shall fulfill the independence requirements set forth in Section 5(d) hereof.  The Economic Members shall at all times cause there to be at least two non-economic members who fulfill the independence requirements set forth in Section 5(d) hereof, who, to the fullest extent permitted by law, including Section 18-1101(c) of the Act, shall consider only the interests of the Company in acting or otherwise voting on matters referred to in Section 11 and who is bound by this Agreement.

(b)           Upon the occurrence of any event that causes a Non-Economic Member to cease to be a member of the Company, unless and until the Loan is no longer outstanding, a new Non-Economic Member, who shall fulfill the independence requirements set forth in Section 5(d) hereof, shall be automatically appointed and admitted to the Company forthwith and no decision requiring the consent of a Non-Economic Member shall be taken in the interim period before a new Non-Economic Member is appointed and admitted.  No resignation or removal of a Non-Economic Member, and no appointment and admission of a successor Non-Economic Member, shall be effective until such successor shall have accepted his or her appointment and admission as a Non-Economic Member by a written instrument in which he or she agrees to be bound by all of the terms and conditions of this Agreement applicable to a Non-Economic Member.  All right, power and authority of a Non-Economic Member shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Agreement.  In exercising its rights and performing its duties under this Agreement, each Non-Economic Member shall have a fiduciary duty of loyalty similar to that of a director of a business corporation organized under the General Corporation Law of the State of Delaware.  No Non-Economic Member shall at any time serve as trustee in bankruptcy for any Affiliate (as defined herein) of the Company.

(c)                                For the purposes of this Agreement, “Affiliate” shall mean, as to any Person (as defined herein), any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with, such Person.  As used in this definition, the term “control” means the ownership, directly or indirectly, of at least 51% of the equity interests in, and the right to at least 51% of distributions from such Person and/or the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

(d)                               Each of the Non-Economic Members shall be an individual who is duly appointed as a member of the Company and who is not, and has not been at any time during the five (5) years preceding such appointment, and will not while serving as a Non-Economic Member, be any of the following:

(i)            a member, partner, equityholder, manager, director, officer or employee of the Partnership, the Company (other than as a Non-Economic Member), the Economic Members or any of their respective equityholders or Affiliates (other than as an independent director, manager or member of an Affiliate of the Company or the Economic Members that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such independent director, manager or member is employed by a company that routinely provides professional independent directors, managers or members);

(ii)           a creditor, supplier or service provider (including provider of professional services) to the Partnership, the Company, the Economic Members or any of their respective equityholders or Affiliates (other than a company that routinely provides professional independent managers, directors or members and which also provides lien search and other similar services to the Partnership, the Company, the Economic Member or any of their respective equityholders or Affiliates in the ordinary course of business);

(iii)          a member of the immediate family by blood, marriage or adoption of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(iv)          a Person that controls (whether directly, indirectly or otherwise) any of (i), (ii) or (iii) above.

Notwithstanding anything herein to the contrary, a Non-Economic Member may not simultaneously serve as a Non-Economic Member of the Company and a non-economic member or independent director of a special purpose entity that owns a direct or indirect equity interest in any other Borrower (as defined in the Loan Agreement); provided, however, that one Non-Economic Member of the Company (but not both Non-Economic Members simultaneously) may serve as an independent director of the Single-Purpose Equityholders (as defined in the Loan Agreement) of each Mezzanine Borrower (as defined in the Loan Agreement).

(e)           For the purposes of this Agreement, “Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

(f)            Subject to the express terms of this Agreement, which shall take precedence, the Members shall have all of the rights and powers granted to the Members pursuant to the Act.

(g)           To the fullest extent permitted by law, each Member waives any and all rights that it may have to maintain an action for partition of the Company’s property.

(h)           No Member shall have the right, privilege, or power to perform any act on behalf of the Company, including, without limitation, executing or delivering any contracts, agreements, assignments, leases, mortgages and other security instruments and deeds and all other documents and instruments, except to the extent expressly provided in this Agreement.

(i)            Each of the Non-Economic Members agrees to remain independent from the Economic Members and perform its obligations under this Agreement, agrees to be a member of the Company for the limited purposes provided herein and to perform its obligations as a Non-Economic Member hereunder, and the Company and the Economic Members agree that the Non-Economic Members will be members of the Company for such limited purposes.  The Company, the Economic Members and the Non-Economic Members agree that the Non-Economic Members:  (i) will not make, and will not be obligated to make, a contribution to the Company; (ii) will not own, and will not be obligated to acquire an interest in the Company; and (iii) will have no management, approval, voting, consent or veto rights in the Company, other than to the extent that their affirmative vote, approval or consent is required for the Company or the Economic Members to perform certain acts or take certain actions as expressly provided in this Agreement.  The Non-Economic Members may not bind the Company.

6.             Management and Control.   The Company shall be managed by one or more managers appointed by the Economic Members (each, a “Manager”) (with the initial such appointment being effective pursuant to Section 7 hereto), each of which shall have the right, power, authority and discretion acting alone to conduct the business and affairs of the Company, subject to Section 21, to take any and all actions (including, without limitation, executing, delivering and performing on behalf of the Company (in its individual capacity or as the general partner of the Partnership) any and all agreements, instruments, certificates or other documents) and do any and all things necessary, desirable, convenient or incidental to carry on the business and purposes of the Company, including, without limitation, in all cases subject to Section 21 (i) to incur debt on behalf of the Company, (ii) to acquire or sell any assets of the Company, (iii) to provide indemnities or guaranties in the name and on behalf of the Company, (iv) to enter into, perform and carry out agreements, instruments, guaranties, indemnities, and contracts of any kind, including, without limitation, contracts with any Person or entity Affiliated with the Company, necessary to, in connection with, convenient to or incidental to the accomplishment of the purposes of the Company set forth in Section 2(a), (v) to take any and all actions (including, without limitation, executing, delivering and performing on behalf of the Company (in its individual capacity or as the general partner of the Partnership) any and all agreements, instruments, certificates or other documents) necessary, desirable, convenient or incidental for the purpose of carrying out or exercising any of the powers of the Company described in Section 2(a) above, (vi) to carry out or exercise any of the rights, powers or authority of the Partnership under the Partnership Agreement or any other agreement, instrument or document and (vii) to take any and all other actions such Manager deems necessary, desirable, convenient or incidental for the furtherance of the objects and purposes of the Company or the Partnership, and shall have and may exercise all of the powers and rights conferred upon a manager of a limited liability company formed pursuant to the Act.  Notwithstanding any other provision of this Agreement or any provision of the Act or other applicable law, rule or regulation, if there is more than one Manager appointed, then each Manager shall have the right, power, authority, and discretion to act alone and to take and exercise any or all of the foregoing rights, powers, authority and discretion in carrying out activities and conducting business in the name, or on behalf, of the Company without any further act, vote or approval of any Person or entity.  As provided in Section 18-402 of the Act, each Manager shall have the authority to bind the Company.  Any Person or entity dealing with the Company may conclusively presume that a Manager (or any Person to whom such Manager delegates authority) who executes a contract, certificate, agreement, instrument or other document on behalf of the Company has the full power and authority to do so and each such document shall, for all purposes, be duly authorized, executed and delivered by the Company upon execution and delivery by such Manager (or any Person to whom such Manager delegates authority).  Except as otherwise expressly provided in this Agreement and the Loan Agreement, a Manager may, subject to Section 21, take any action on behalf of the Company including, without limitation, the sale of all or substantially all of the assets of the Company or the merger of the Company with or into any Person or the conversion of the Company to another entity, without the vote or approval of the Economic Members.

7.             Managers.

(a)           Each Manager is hereby designated as a “manager” of the Company within the meaning of Section 18-101(10) of the Act.  The Economic Members shall have the power to set from time-to-time the number of Managers, to remove any Manager (with or without cause and for any reason or no reason) and/or to appoint a Manager by delivering notice to the Company, which removal or appointment shall become effective immediately upon receipt by the Company of such notice.  The Managers shall not have the authority to appoint additional or successor Managers.  A Manager may resign at any time by providing prior written notice of such resignation to the Company and the Members.  The initial Managers shall be each of those individuals identified on Exhibit B hereto, each of whom is hereby appointed by the Economic Members as a Manager as contemplated by Section 6 above.

(b)           Meetings of the Managers may be called by any Manager on at least five (5) business days’ prior written notice of the time and place of such meeting; provided, however, that such notice requirement shall be deemed waived by any Manager who is present at the commencement of any such special meeting.  Meetings may be held at any place designated from time to time by the Company.  Any action of the Company may be authorized by a written consent setting forth the action so authorized provided that such consent is signed (by either manual or facsimile signature) by any Manager.  Notwithstanding any other provision of this Agreement or any provision of the Act or other applicable law, rule or regulation, any Manager may execute and deliver any contract, certificate, agreement, instrument or other document on behalf of the Company without any further act, vote or approval of any person or entity or the execution by any Manager of a written consent authorizing such execution and delivery. The taking of any action or the execution and delivery of any contract, certificate, agreement, instrument or other document on behalf of the Company by a Manager shall be conclusive proof that such action or the execution and delivery of such contract, certificate, agreement, instrument or other document were authorized by the Company and the Manager and each such document shall, for all purposes, be duly authorized, executed and delivered by the Company upon execution and delivery by such Manager.  Copies of all written consents shall be filed in the Company’s records.

(c)           Any Manager may participate in any meetings of the Managers by means of telephone conference or similar communications equipment that allows all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting.  If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

(d)           The Economic Members shall have the authority to fix the compensation of the Managers.  The Managers may be paid their expenses, if any, of attendance at meetings of the Managers, which may be a fixed sum for attendance at each meeting or a stated salary as Manager.  No such payment shall preclude any Manager from serving the Company in any other capacity and receiving compensation therefor.

(e)           The Managers, to the extent of their powers set forth in this Agreement and subject to Section 21, are agents of the Company for the purpose of conducting the business and affairs of the Company, and the actions of any Manager taken in accordance with such powers shall bind the Company.  Any third party dealing with such Manager shall be entitled to conclusively presume and rely upon (without making inquiry of any kind) any contracts, certificates, agreements, instruments or other documents executed and any other actions taken as being properly authorized by the Company.

8.             Officers.

(a)           Any Manager, acting alone, may appoint one or more officers of the Company (each, an “Officer”), including, without limitation, a President, a Chief Executive Officer, a Chief Operating Officer, a Secretary, a Treasurer, one or more Vice Presidents and one or more Assistant Secretaries, and Assistant Vice Presidents.  Any two or more offices may be held by the same person.  Each such Officer shall have delegated to him or her the authority and power to execute and deliver on behalf of the Company (and to cause the Company to perform) any and all such contracts, certificates, agreements, instruments and other documents, and to take any such action, as any Manager deems necessary or appropriate, all as may be set forth in a written delegation of authority executed by any Manager.  In addition, unless a Manager decides otherwise, if the title given to such Officer is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office.  The Officers shall serve at the pleasure of the Managers, and any Manager may remove any person as an Officer and/or appoint additional persons as Officers, as any such Manager deems necessary or desirable.  Any Officer may resign at any time by giving written notice of such resignation to the Company.  Unless otherwise specified in such written notice, such resignation shall take effect upon receipt thereof by the Company and the acceptance of such resignation shall not be necessary to make it effective.  Any Person dealing with the Company may conclusively presume that an Officer specified in such a written delegation of authority who executes a contract, certificate, agreement, instrument or other document on behalf of the Company has the full power and authority to do so and each such document shall, for all purposes, be duly authorized, executed and delivered by the Company upon execution and delivery by such Officer.

(b)           The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of a Manager not inconsistent with this Agreement, are agents of the Company for the purpose of conducting the business and affairs of the Company, and the actions of any Officer taken in accordance with such powers shall bind the Company and any third party dealing with such Officer shall be entitled to rely conclusively (without making inquiry of any kind) on any actions so taken as being properly authorized by the Company.

9.             Bank Account.  All funds of the Company shall be deposited in a bank account or accounts opened in the name of the Company.  The Economic Members shall determine the institution or institutions at which such accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds maintained therein.

10.           Intentionally Omitted.

11.           Dissolution.  Subject to Section 21 of this Agreement, the Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following:  (a) unless the Loan is still outstanding, the sale or disposition of all of the Company’s assets and receipt of the final payment of any installment obligation received as a result of any such sale or disposition, (b) unless the Loan is still outstanding, the unanimous written consent of the Members (including both Non-Economic Members); provided, however, that, so long as the Loan is outstanding, the Company, to the fullest extent permitted by law, shall not engage in any dissolution, liquidation, consolidation, merger or sale of all or substantially all of its or the Partnership’s assets without the written consent of the Lender; (c) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act or (d) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

Notwithstanding any other provision of this Agreement, upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company or that causes the last remaining Economic Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon an assignment by the last remaining Economic Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to this Agreement), to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member of the Company or the last remaining Economic Member in the Company.

Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.  For purposes of this Agreement, “Bankruptcy” means, with respect to any Person, (a) such Person filing a voluntary petition under the federal bankruptcy code (11 U.S.C. §§ 101 et. seq.) (the “Bankruptcy Code”) or any other federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited, petitioning creditors for any involuntary petition against such

Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, liquidator, assignee, trustee, sequestrator or any similar official for such Person or any portion of its assets; or (e) such Person making a general assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.  The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, as determined by the Economic Members, subject to any requirements of the Act.  The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Economic Members in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

12.           Percentage Interests.  As of the date hereof, the Members shall have the limited liability company interests set forth on Annex I hereto.

13.           Additional Contributions.  The Economic Members are not required to make any additional capital contribution to the Company.  However, each Economic Member may make additional capital contributions to the Company.  Each Non-Economic Member has not and is not required to make capital contributions to the Company.

14.           Distributions.  Subject to the limitations of Section 21, distributions shall be made to the Economic Members of the Company, at the times and in the aggregate amounts determined by the Economic Members.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to a Member on account of its interest in the Company if such distribution would violate the Act, any other applicable law or this Agreement.

15.           Assignments.  An Economic Member may assign, transfer, pledge or grant a security interest in its limited liability company interest in the Company, in whole or in part.  Subject to Section 16, if an Economic Member assigns, transfers, pledges or grants a security interest in all of its limited liability company interests in the Company pursuant to this Section 15, (i) the assignee or transferee, (ii) any purchaser(s) of the whole or any part of such interest at foreclosure of any such pledge or security interest, and (iii) any transferee(s) or assignee(s) of the whole or any part of such interest in lieu of foreclosure, shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement.  Such admission shall be deemed effective immediately prior to the transfer or assignment referred to in clause (i), (ii) or (iii) of the immediately preceding sentence and, immediately following such admission, the transferor or assignor Member shall cease to be a member of the Company.  Notwithstanding anything in this Agreement to the contrary, any successor to a Member by merger or consolidation in compliance with the Loan Documents shall, without further act, be a Member hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.

16.           Admission of Additional Members.  One or more additional members of the Company may be admitted to the Company with the written consent of the Economic Members provided that such new member agrees to be bound by the terms of this Agreement; provided, however, that notwithstanding the foregoing, so long as the Loan remains outstanding, no additional member may be admitted to the Company pursuant to this Section 16 without the consent of the Lender unless expressly permitted by the Loan Documents and Sections 5(b), 15 or 16 of this Agreement.

17.           Indemnification of Indemnified Persons.  To the fullest extent permitted by applicable law, in the event that any Member, or any of its direct or indirect partners, directors, managing directors, officers, stockholders, employees, agents, Affiliates or controlling persons, or any Manager or Officer of the Company (an “Indemnified Person”) becomes involved, in any capacity, in any threatened, pending or completed action, proceeding or investigation, in connection with any matter arising out of or relating to the Company’s business or affairs, the Company will periodically reimburse such Indemnified Person for its legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith, provided that such Indemnified Person shall promptly repay to the Company the amount of any such reimbursed expenses paid to such Indemnified Person if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company in connection with such action, proceeding or investigation as provided in the exception contained in the next succeeding sentence.  To the fullest extent permitted by law, the Company also will indemnify and hold harmless an Indemnified Person against any losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (collectively, “Costs”), to which such an Indemnified Person may become subject in connection with any matter arising out of or in connection with the Company’s business or affairs, except to the extent that any such Costs result solely from the willful misfeasance, gross negligence or bad faith of such Indemnified Person.  If for any reason (other than the willful misfeasance, gross negligence or bad faith of such Indemnified Person) the foregoing indemnification is unavailable to such Indemnified Person, or insufficient to hold it harmless, then the Company shall, to the fullest extent permitted by law, contribute to the amount paid or payable by such Indemnified Person as a result of such Costs in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and such Indemnified Person on the other hand but also the relative fault of the Company and such Indemnified Person, as well as any relevant equitable considerations.  The reimbursement, indemnity and contribution obligations of the Company under this Section 17 shall be in addition to any liability which the Company may otherwise have to any Indemnified Person and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and any Indemnified Person.  The reimbursement, indemnity and contribution obligations of the Company under this Section 17 shall be limited to the Company’s assets, and no Member, Manager or Officer shall have any personal liability on account thereof.  Any amendment or repeal of this Section 17 shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal.  The foregoing provisions shall survive any termination of this Agreement.

Notwithstanding the foregoing, the Company shall have no obligation to indemnify any Indemnified Person unless and until the Loan is no longer outstanding or unless such indemnification is (i) approved in writing by Lender or (ii) the indemnification is made from funds to which the Company is entitled under the terms of the applicable Loan Document or from capital contributions funded by the Economic Members; it being agreed and understood that such indemnification obligation will not, to the fullest extent permitted by law, constitute a claim against the Company in the event that cash flow in excess of the amount required to make the necessary payments under the Loan Documents is insufficient to pay such indemnification obligation.

18.           Limited Liability.  Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members, the Managers and the Officers shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or an Officer of the Company.

19.           Governing Law.  This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles thereof), all rights and remedies being governed by said laws.

20.           Treatment for Tax Purposes.  The Members hereby agree to disregard the Company as a separate entity for tax purposes.

21.           Separateness.  (a)  Notwithstanding any other provision of this Agreement, unless and until the Loan is no longer outstanding, or unless otherwise approved in writing by Lender, the single purpose covenants attached hereto as Exhibit A shall govern.  In the event of any conflict between the terms of Exhibit A and the terms of this Agreement, the terms of Exhibit A shall govern.  In addition, no Member or Manager has caused or permitted, and will not cause or permit, the Company to fail to be in compliance with Exhibit A.

(b)           Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Members, the Managers, the Officers or any other Person, unless and until the Loan is no longer outstanding and except to the extent expressly permitted in the Loan Documents, neither the Members, the Managers, the Officers nor any other Person shall be authorized or empowered, nor shall they permit the Company, without the prior unanimous written consent of the Members (including both Non-Economic Members), to take any Material Action (as defined below), provided, however, that the Members may not vote on, or authorize the taking of, any Material Action, unless there are at least two Non-Economic Members of the Company then serving in such capacity.  “Material Action” means to consolidate or merge the Company or the Partnership with or into any Person, or sell all or substantially all of the assets of the Company or the Partnership, to cause the Company’s or the Partnership’s Bankruptcy, or, to the fullest extent permitted by law, dissolve or liquidate the Company or the Partnership.

22.           Notices.  All notices provided for in this Agreement shall be in writing, duly signed by the party giving such notice, and shall be delivered, mailed via an overnight courier service or mailed by registered or certified mail, to the applicable party, at the address set forth below its name on the signature pages hereto, or at such other address as such Member hereafter designates by written notice to the Company and each other Member.  All such notices shall be deemed to have been given when received.

23.           Failure to Pursue Remedies.  To the fullest extent permitted by law, the failure of any party to seek redress for violation of, or to insist upon the strict performance of, any provision of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

24.           Cumulative Remedies.  The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies.  Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

25.           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, legal representatives and assigns.  Notwithstanding any other provision of this Agreement, the Economic Members agree that this Agreement constitutes a legal, valid and binding agreement of the Economic Members, and is enforceable against the Economic Members by the Non-Economic Members, in accordance with its terms.

26.           Interpretation.  Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable.  All references herein to “Articles,” “Sections” and “Paragraphs” shall refer to corresponding provisions of this Agreement.

27.           Severability.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

28.           Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document.  All counterparts shall be construed together and shall constitute one instrument.

29.           Integration.  This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

30.           Amendment.         Except to the extent expressly permitted in the Loan Agreement and unless and until the Loan is no longer outstanding, none of (x) any provision of the Company’s organizational documents relating to qualification as a “Single-Purpose Entity,” (y) Sections 2(a), 2(b), 5, 6, 7, 11, 14, 15, 16, 17, 21 and 25 of this Agreement, this Section 30 and (z) Exhibit A shall be amended or modified without the prior written consent of Lender, except (i) to cure any ambiguity or (ii) to convert or supplement any provision in a manner consistent with the intent of this Agreement and the Loan Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Amended and Restated Limited Liability Company Agreement as of the date first above written.

ECONOMIC MEMBERS:

STRATOSPHERE LLC, a Delaware limited liability company

By: American Casino & Entertainment Properties LLC, a Delaware limited liability company, its sole economic member

By:	/s/ Oleg Yablonovskiy
Name: Oleg Yablonovskiy
Title: Authorized Signatory

STRATOSPHERE GAMING LLC, a Nevada limited liability company

By: Stratosphere LLC, a Delaware limited liability company, its sole economic member

By: American Casino & Entertainment Properties LLC, a Delaware limited liability company, its sole economic member

By:	/s/ Oleg Yablonovskiy
Name: Oleg Yablonovskiy
Title: Authorized Signatory

[Signatures continue on next page]

Amended & Restated LLC Ninth Mezz A Gen-Par, L.L.C. Agreement

STRATOSPHERE LAND LLC, a Delaware limited liability company

By: Stratosphere LLC, a Delaware limited liability company, its sole economic member

By: American Casino & Entertainment Properties LLC, a Delaware limited liability company, its sole economic member

By:	/s/ Oleg Yablonovskiy
Name: Oleg Yablonovskiy
Title: Authorized Signatory

NON-ECONOMIC MEMBERS

/s/ Robert K. Rowell
Robert K. Rowell

/s/ Carolyn Danielsson
Carolyn Danielsson

Amended & Restated LLC Ninth Mezz A Gen-Par, L.L.C. Agreement

ANNEX I

Percentage Interests of the Members

Stratosphere LLC	33.33%

Stratosphere Gaming LLC	33.33%

Stratosphere Land LLC	33.33%

Robert K. Rowell	0%

Carolyn Danielsson	0%

EXHIBIT A

Special Purpose Provisions

The Company:

(a)           shall not engage in any business unrelated to its ownership of the General Partner Interests,

(b)           shall not have any assets other than those related to its ownership of the General Partner Interests,

(c)           shall not have any debt other than Permitted Debt, as defined in the Loan Agreement,

(d)           shall maintain books, accounts, records, financial statements, stationery, invoices and checks which are separate and apart from those of any other Person (except that the Company’s financial position, assets, results of operations and cash flows may be included in the consolidated financial statements and tax returns of an Affiliate of the Company in accordance with GAAP, provided that any such consolidated financial statements shall contain a note indicating that the Company and its Affiliates are separate legal entities and maintain records and books of account separate and apart from any other Person),

(e)           shall comply with all of the limitations on powers and separateness requirements set forth in the organizational documentation of the Company as of the date hereof,

(f)            shall hold itself out as being a Person separate and apart from each other Person and not as a division or part of another Person,

(g)           shall conduct its business in its own name (except for services rendered under a management agreement with an Affiliate, so long as the manager, or equivalent thereof, under such management agreement holds itself out as an agent of the Company),

(h)           shall exercise reasonable efforts to correct any misunderstanding actually known to it regarding its separate identity, and maintains an arm’s-length relationship with its Affiliates, except for services rendered under a management agreement with an Affiliate that complies with the terms contained in (g) above, so long as the manager, or equivalent hereof, under such management agreement holds itself out as an agent of the Company,

(i)            shall pay its own liabilities out of its own funds (including the salaries of its own employees) and reasonably allocate any overhead that is shared with

A-1

an Affiliate, including paying for shared office space and services performed by any officer or employee of an Affiliate; provided, however, that the foregoing shall not require the Economic Member to make any capital contributions to the Company,

(j)            shall maintain a sufficient number of employees in light of its contemplated business operations,

(k)           shall conduct its business so that the assumptions made with respect to it which are contained in the Nonconsolidation Opinion (as defined in the Loan Agreement) shall at all times be true and correct in all material respects,

(l)            shall observe all applicable limited liability company formalities in all material respects,

(m)          shall not commingle its assets with those of any other Person and shall hold such assets in its own name,

(n)           except as set forth in the Loan Documents, shall not assume, guarantee or become obligated for the debts of any other Person, and shall not hold out its credit as being available to satisfy the obligations or securities of others,

(o)           shall not acquire obligations or securities of its members,

(p)           except as set forth in the Loan Documents, shall not pledge its assets for the benefit of any other Person and shall not make any loans or advances to any Person, and

(q)           maintains, and intends to maintain, adequate capital in light of its contemplated business operations; provided, however, that the foregoing shall not require the Economic Member to make any capital contributions to the Company.

Failure of the Company, or the Members or the Managers on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Members or the Managers.

A-2

Exhibit B

Managers

Brahm S. Cramer

Heather Allsop

Steven Angel

Zachary Bornstein

Adam J. Brooks

Elizabeth M. Burban

Anthony J. Cacioppo

Guillaume Cassou

Eniela Cruickshank

Jean A. De Pourtales

Jeffrey M. Fine

James R. Garman

James D. Geiger

Rachel Gonzalez

Benoit Herault

Deborah L. Hudspeth

Jerome S. Karr

Alan S. Kava

Jonathan A. Langer

Roy I. Lapidus

Jonathan Lurie

Kathleen T. McCarthy

Penny A. McSpadden

Veronique Menard

Richard Powers

Chhaya P. Prasad

Stefano Questa

Mark G. Riemann

Josephine Scesney

James C. Seppala

Edward M. Siskind

Robert C. Springer

Patrick Sweeney

Patrick M. Tribolet

Lauren L. Wainwright

Michael M. Watts

Peter A. Weidman

Mitchell S. Weiss

Aaron D. Wetherill

Todd A. Williams

Oleg Yablonovskiy

B-1